AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

	THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 20th day of August, 1998, by and between REDNECK FOODS, INC., a Delaware corporation ("Purchaser"), WOODY'S BAR-B-Q HOLDINGS, INC., a Florida corporation (the "Company"), JAMES W. MILLS, Jr., a Florida resident ("W. Mills"), YOLANDA H. MILLS, a Florida resident ("Y. Mills"), SCOTT C. MILLER and DEBORAH H. MILLER, each of whom is a Florida resident (collectively "Miller") , and WILLIAM H. MOON, a Florida resident ("Moon"). W. Mills, Y. Mills, Miller and Moon are collectively referred to herein as the "Sellers," Purchaser, the Company and the Sellers are collectively referred to herein as the "Parties."

BACKGROUND

	The Sellers own all of the issued and outstanding shares of capital stock of the Company. The Company owns all of the issued and outstanding shares of capital stock of Woody's Bar-B-Q, Inc., a Florida corporation, which owns all of the issued and outstanding capital stock of Woody's Bar-B-Q VI, Inc., and Woody's Bar-B-Q Franchise Sales, Inc. The Company also owns all of the issued and outstanding shares of capital stock of Woody's Bar-B-Q I, Inc., Woody's Bar-B-Q II, Inc., Woody's Bar-B-Q IV, Inc., Woody's Bar-B-Q IX, Inc., Woody's Bar-B-Q X, Inc., and Woody's Bar-B-Q XI, Inc., each of which is a Florida corporation. The foregoing entities, owned directly or indirectly by the Company, are collectively referred to herein as the "Subsidiaries." The Company and the Subsidiaries are sometimes collectively referred to herein as the "Acquired Companies."

	Certain of the Subsidiaries own and operate seven barbecue restaurants (the "Company Restaurants") in Jacksonville Florida under the name "Woody's Bar-B-Q." Woody's Bar-B-Q Franchise Sales, Inc. (the "Franchise Company"), (i) is the owner of certain proprietary rights in the "Woody's" name and certain other trademarks, trade names, service marks and trade dress (collectively, the "Trademarks"), (ii) has developed certain training, management, food products, sauces and recipes currently in use by the Franchised Restaurants and marketing techniques and other methods of operation (the "Woody's System") used in connection with the development and operation of restaurants operated under the Trademarks, (iii) has granted to various persons a franchise and license to use the Woody's System and the Trademarks in connection with certain franchised Woody's Bar-B-Q restaurants (the "Franchised Restaurants") (as hereinafter defined) pursuant to certain franchise agreements, and (iv) has granted to certain persons a license to use the Trademarks in connection with certain licensed Woody's Bar-B-Q restaurants (the "Licensed Restaurants") pursuant to certain license agreements. The franchising and licensing business conducted by the Franchise Company and the ownership and operation of the Company Restaurants are collectively referred to herein as the "Business." The Company Restaurants, the Franchised Restaurants and the Licensed Restaurants are identified by name, store number and address in
Schedule 1 attached hereto.

	Purchaser desires to acquire all of the issued and Sellers are willing to sell all of the Shares to Purchaser, all in accordance with and subject to the terms and conditions of this Agreement.

	Purchaser, Sellers and the Company previously entered into a Stock Purchase Agreement dated March 4, 1998 (the "Original Stock Purchase Agreement"). This Agreement amends, restates and supersedes the Original Stock Purchase Agreement. Purchaser and the Company have also entered into a letter agreement (the "Letter Agreement") dated August 20, 1998. To the extent of any conflict between the terms of this Agreement and the terms of the Letter Agreement, the provisions of the Letter Agreement shall be deemed to be controlling.

RECITAL OF CONSIDERATION

	Accordingly, in consideration of the mutual covenants contained herein, Purchaser, the Company and the Sellers agree to the terms of this Agreement.

	ARTICLE I
CAPITALIZED TERMS

	Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in Article X hereof.

ARTICLE II
STOCK PURCHASE AND RELATED TRANSACTIONS

	2.1	Purchase of Shares.  Subject to the terms and
conditions of this Agreement, at the Closing (as hereinafter defined), Purchaser shall purchase and accept from Sellers, and Sellers shall sell and transfer to Purchaser, the Shares, free and clear of all Encumbrances.

	2.2	Purchase Price.  Subject to adjustment as provided
in Section 2.3 hereof, the purchase price (the "Purchase Price") to be paid by Purchaser to Sellers for the Shares shall be an amount equal to Seven Million United States Dollars ($7,000,000.00).


	2.3	Adjustment to Purchase Price.

		(a)	Closing Date Balance Sheet.

			(i)	As soon as practicable after the
Effective Date, but in no event later than forty-five (45) days after the Closing Date, Purchaser shall cause its independent certified public accountants ("Purchaser's Accountants") to prepare and deliver to Sellers a draft consolidated balance sheet (the "Draft Closing Date Balance Sheet") for the Acquired Companies as of the opening of business on the Effective Date. The Draft Closing Date Balance Sheet (i) shall be prepared in accordance with GAAP and AICPA review standards applied on a basis consistent with the preparation of the financial statements described in Section 5.4 hereof but without regard to the transactions contemplated by this Agreement, and (ii) shall set forth the total liabilities (excluding any tax liability of the Company resulting from Purchaser's election to treat the stock purchase as a purchase of assets under the provisions of Section 338 of the Internal Revenue Code) of the Acquired Companies as of the opening of business on the Effective Date (the "Closing Date Total Liabilities") and the stockholder's equity (defined as the difference between the Acquired Companies' assets minus their total liabilities) of the Acquired Companies as of the opening of business on the Effective Date (the "Closing Date Stockholder's Equity").

			(ii)	If Sellers holding a majority of
the Shares (the "Requisite Sellers") have any objections to the Draft Closing Date Balance Sheet, they will deliver a statement describing in detail their objections to the Purchaser within thirty
(30) days after receiving the Draft Closing Date Balance Sheet. If no such objections are delivered by the Requisite Sellers within such thirty (30) day period, the Draft Closing Date Balance Sheet shall be deemed accepted by the Sellers. The Purchaser and the Requisite Sellers will use reasonable efforts to resolve any such objections themselves. If the Purchaser and the Requisite Sellers do not obtain a final resolution within thirty (30) days after the Purchaser has received the statement of objections, however, the Purchaser and the Requisite Sellers will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Purchaser and the Requisite Sellers are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. The Purchaser will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this
Section 2.3(a)(ii). The ``Closing Date Balance Sheet'' shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2.3(a)(ii).

			(iii)	If the Parties submit any
unresolved objections to an accounting firm for resolution as provided in Section 2.3(a)(ii) above, the Purchaser and the Sellers will share responsibility for the fees and expenses of the accounting firm as follows:

				(A)	if the accounting firm
resolves all of the remaining objections in favor of the Purchaser (the Closing Date Stockholder's Equity so determined is referred to herein as the "Low Value"), the Sellers will be responsible for all of the fees and expenses of the accounting firm;

				(B)	if the accounting firm
resolves all of the remaining objections in favor of the Sellers (the Closing Date Stockholder's Equity so determined is referred to herein as the "High Value"), the Purchaser will be responsible for all of the fees and expenses of the accounting firm; and

				(C)	if the accounting firm
resolves some of the remaining objections in favor of the Purchaser and the rest of the remaining objections in favor of the Sellers (the Closing Date Stockholder's Equity so determined is referred to herein as the "Actual Value"), the Sellers will be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Purchaser will be responsible for the remainder of the fees and expenses.
			(iv)	The Purchaser and the
Purchaser's Accountants will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, and the books, records, and financial staff of the Acquired Companies available to the Sellers and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Purchaser of the Draft Closing Date Balance Sheet, (B) the review by the Sellers of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto. The Sellers will maintain the work papers and backup materials furnished to the Sellers so as to be readily available to Purchaser's accountants.

		(b)	Stockholders' Equity Adjustment.  Upon
determination of the Closing Date Balance Sheet, the Purchase Price shall be increased or decreased (as appropriate), on a dollar for dollar basis, to the extent (if any) by which the Closing Date Stockholder's Equity (as defined above in Section 2.3(a)(i)), as shown on the Closing Date Balance Sheet, is greater than or less than (as the case may be) the sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00). The Purchase Price shall be (i) decreased pursuant to this Section 2.3(b) if the Closing Date Stockholder's Equity is less than $1,350,000.00 or (ii) increased pursuant to this Section 2.3(b) if the Closing Date Stockholder's Equity is greater than $1,350,000.00. In determining the Closing Date Stockholder's Equity, no accounts payable from parties related by blood or marriage to the current officers, directors or shareholders of the Acquired Companies shall be considered to be assets of the Acquired Companies.

	2.4	Payment of Purchase Price.  The Purchase Price
shall be paid by Purchaser to Sellers as follows:

		(a)	Deposit.  Purchaser has delivered to the
Sellers the sum of $100,000.00 (the "$100,000 Deposit"). In addition, Purchaser has delivered to Sellers' attorneys, Martin, Ade, Birchfield & Mickler, P.A. ("Escrow Agent"), the sum of $770,930.00 (exclusive of $35,000.00 in Sellers' attorneys' fees paid by Purchaser pursuant to Section 2.11 hereof) (the "Additional Deposit"). The amount of the Additional Deposit may be increased from time to time by the Purchaser by delivery of additional amounts to Escrow Agent.

		(b)	Cash Portion of Purchase Price.   At the
Closing, Purchaser shall pay to Sellers, by wire transfer to one or more bank accounts designated by Sellers, the sum of One Million Six Hundred Thousand Dollars ($1,600,000.00) (the "Cash Portion of the Purchase Price"). At the Closing, (i) the $100,000 Deposit shall be credited against the Cash Portion of the Purchase Price, and (ii) Escrow Agent shall deliver the Additional Deposit, together with accrued interest thereon, to Sellers, and the Additional Deposit and accrued interest shall be credited against the Cash Portion of the Purchase Price.

		(c)	Balance of Purchase Price.    The balance
of the Purchase Price shall be paid in accordance with the terms of the Convertible Promissory Notes attached hereto as Exhibit 2.4(b)-1 (the "Convertible Notes"). Upon the determination of any adjustment to the Purchase Price in accordance with Section 2.3, the principal amount of the Convertible Notes shall be correspondingly adjusted and Purchaser shall provide replacement Convertible Notes with the adjusted principal amounts against surrender of the original Convertible Notes.

		(d)	Allocation of Purchase Price.  The Cash
Portion of the Purchase Price and the Convertible Notes shall be allocated among the Sellers in proportion to their respective holdings of the Shares.

	2.5	Noncompetition Agreement.  At Closing, Sellers
will enter into a Noncompetition agreement with Purchaser in the form attached hereto as Exhibit 2.5 (the "Noncompetition
Agreement").

	2.6	Roosevelt Boulevard Store.  At Closing, the
Company and the Franchise Company shall enter into a license agreement in the form attached hereto as Exhibit 2.6-1 with Woody's Bar-B-Q Roosevelt, Inc., a Florida corporation which operates the Woody's Bar-B-Q restaurant located at 4291 Roosevelt Boulevard in Jacksonville, Florida ("Woody's Roosevelt"). At Closing, Y. Mills,
W. Mills and Purchaser shall enter into an acquisition agreement in the form attached hereto as Exhibit 2.6-2 (the "Roosevelt Acquisition Agreement").

	2.7	Lease Agreements.  At Closing, Purchaser and MVM,
a Florida general partnership, will enter into lease agreements for the properties currently leased by the Company Restaurants located at 1638 University Boulevard South and 5930 Powers Avenue in Jacksonville, Florida in accordance with the terms and in the form attached hereto as Exhibit 2.7 (the "Lease Agreements").

	2.8	Related Party Indebtedness.  Prior to or at
Closing, Sellers will pay in full, or cause to be paid in full, to the Company any indebtedness owed by Sellers or their affiliates to the Company. Related Parties as used herein includes the current shareholders, officers, directors or persons related thereto by either blood or marriage.

	2.9	Consulting Agreements.   At Closing, Purchaser
shall enter into a consulting agreement with W. Mills in the form attached hereto as Exhibit 2.9-1 and a consulting agreement with Y. Mills in the form attached hereto as Exhibit 2.9-2 (collectively, the "Consulting Agreements").

	2.10	Warrants to Purchase Common Stock.   At Closing,
Purchaser shall issue to the Sellers, as additional consideration for the sale of the Shares, warrants to purchase 400,000 shares (the "Warrant Shares") of Purchaser Common Stock, which Warrants shall be in the form attached hereto as Exhibit 2.10 (the "Warrants"). The Warrants shall be exercisable at the Conversion Price at any time within five (5) years after the Closing Date. If the Closing does not occur on or before August 26, 1998, the number of shares that may be purchased pursuant to the Warrants shall be increased from 400,000 shares to 500,000 shares.

	2.11	Attorneys' Fees.    On the Effective Date,
Purchaser shall pay the fees of counsel to the Sellers in the amount of $35,000.00. At Closing, Purchaser shall pay the additional fees of counsel to the Sellers not to exceed $7,500.00.

	2.12	Indemnity of Sellers.  Purchaser shall indemnify
and hold Sellers harmless against all of the liabilities of the Acquired Companies reflected on the Closing Date Balance Sheet. Without limiting the foregoing, Purchaser shall indemnify and hold
W. Mills harmless from any and all liabilities that W. Mills may incur as a result of his guaranty of certain indebtedness of the Acquired Companies to American National Bank, and Purchaser shall cause W. Mills to be released from such guaranty within twelve (12) months after the Effective Date.

	2.13	Registration of Conversion Shares and Warrant
Shares.  Purchaser  shall:

		(a)	promptly following the Closing Date but
in no event later than forty-five (45) business days thereafter, file with the Securities and Exchange Commission (the "Commission") a registration statement on a form available for the registration and sale of the Conversion Shares and the Warrant Shares (collectively, the "Registerable Shares") by the Sellers from time to time on the OTC-BB Market or in privately-negotiated transactions (the "Registration Statement");

		(b)	use its best efforts, subject to receipt
of necessary information from the Sellers, to cause the Registration Statement to become effective within ninety (90) days after it has been filed with the Commission (the Registration Statement, at the time it becomes effective, shall comply as to form in all material respects with the applicable requirements of the Securities Act, the General Rules and Regulations and Instructions of the Commission, and at such time neither the Registration Statement nor the prospectus included therein shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that the Purchaser makes no representations or warranties as to any statement made in the Registration Statement or the prospectus included therein in reliance upon and in conformity with information furnished in writing to Purchaser by or on behalf of any Seller, specifically for use in connection with the preparation of the Registration Statement and such prospectus);

		(c)	subject to receipt of necessary
information from the Sellers, prepare and file with the Commission with all reasonable speed under the circumstances such amendments and supplements to the Registration Statement and the prospectus used in connection therewith and such reports as may be required to be filed pursuant to the Exchange Act to keep the Registration Statement effective until the earlier of (i) the time all the Registerable Shares have been sold pursuant thereto or otherwise;
(ii) the time all the Registerable Shares then held by Sellers could be sold without a registration statement under Rule 144 promulgated under the Securities Act;

	(d)	furnish (so long as Purchaser shall be obligated
to keep the Registration Statement effective pursuant to paragraph
(c) of this Section 2.13 to each Seller with respect to the Registerable Shares registered under the Registration Statement (and to each underwriter, if any, of such Registerable Shares) such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registerable Shares by the Purchasers;

		(e)	file (so long as Purchaser shall be
obligated to keep the Registration Statement effective pursuant to paragraph (c) of this Section 2.13 documents required of Purchaser for normal blue sky clearance in states specified in writing by the Sellers; provided, however, that Purchaser shall not be required to qualify to do business, or qualify as a broker or dealer in securities or subject itself to taxation in any jurisdiction in which it is not now so qualified or so subjected;

		(f)	at the request of a Seller following the
effectiveness of the Registration Statement, cause to be issued certificates representing the Registerable Shares free of restrictive legends; and

		(g)	bear all reasonable expenses in
connection with the procedures in paragraphs (a) through (f) of this
Section 2.13, other than fees and expenses, if any, of counsel to the Sellers.

	2.14	Transfer of Shares After Registration.  Sellers
acknowledge that although the Registerable Shares will be freely transferable after registration, a limited trading market currently exists for the Purchaser Common Stock and the sale of a substantial portion of the Registerable Shares in open-market transactions likely would depress the trading price of the Purchaser Common Stock. Accordingly, Sellers agree that if Sellers desire to sell more than ten percent (10%) of the Registerable Shares owned by the Sellers in any three (3) month period (other than in privately negotiated transactions) (a "Significant Disposition"), Sellers will give Purchaser at least ten (10) days notice prior to initiating a Significant Disposition. Upon receipt of such notice, Purchaser shall use its best efforts to locate a purchaser for the Registerable Shares that Sellers desire to sell in such Significant Disposition in a privately negotiated transaction at a net price to Sellers equal to seventy-five percent (75%) of the average closing bid price of the Purchaser Common Stock for the immediately preceding ten (10) days.

2.15	Indemnification.

		(a)	For purposes of this Section 2.15, the
following definitions shall be applicable:
	(i)	the term "Registration Statement" shall
include any final prospectus, exhibit, supplement, or amendment included in or relating to the Registration
Statement referred to in Section 2.13; and

	(ii)	the term "untrue statement" shall include
any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration
Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

	(b)	Purchaser agrees to indemnify and hold harmless
the Sellers from and against any losses, claims, damages, or liabilities to which the Sellers may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement contained in the Registration Statement on the effective date thereof, or arise out of any failure by Purchaser to fulfill any undertaking included in the Registration Statement and Purchaser will reimburse the Sellers for any reasonable legal or other expenses reasonably incurred in investigating, defending, or preparing to defend any such action, proceeding, or claim; provided, however, that Purchaser shall not be liable in any such case to the extent that such loss, claim, damage, or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Purchaser by or on behalf of the Sellers for use in preparation of the Registration Statement.

	(c)	The Sellers agree to indemnify and hold harmless
Purchaser (and each person, if any, who controls Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, each officer of Purchaser who signs the Registration Statements and each director of Purchaser) from and against any losses, claims, damages, or liabilities to which Purchaser (or any such officer, director, or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Sellers for use in preparation of the Registration Statement, and the Sellers will reimburse Purchaser (or such officer, director, or controlling person), as the case may be, for any reasonable legal or other expenses reasonably incurred in investigating, defending, or preparing to defend any such action, proceeding, or claim.

	(d)	Promptly after receipt by an indemnified person of
notice of the commencement of any action (including any governmental investigation or inquiry), such indemnified person will, if a claim in respect thereof is to be made against an indemnifying person pursuant to this Section 2.15, give written notice to such indemnifying person of the commencement thereof, but the omission so to notify the indemnifying person will not relieve it from any liability that it may have to any indemnified person otherwise than pursuant to the provisions of this Section 2.15. In case any such action is brought against any indemnified person, and it notifies an indemnifying person of the commencement thereof, the indemnifying person will be entitled to participate in, and to the extent that it may wish, jointly with any other indemnifying person similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified person, and after notice from the indemnifying person to such indemnified person, the indemnifying person shall not, except as hereinafter provided, be responsible for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof.

	(e)	Such indemnified person shall have the right to
employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified person unless (i) the indemnifying person has agreed to pay such fees and expenses or (ii) the indemnifying person shall have failed to assume the defense of such action or proceeding or has failed to employ counsel satisfactory to such indemnified person in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified person and the indemnifying person, and such indemnified person shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual material differing interests between them (in which case, if such indemnified person notifies the indemnifying person in writing that it elects to employ separate counsel at the expense of the indemnifying person, the indemnifying person shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified person, it being understood, however, that the indemnifying person shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for such indemnified person and any other indemnified persons, which firm shall be designated in writing by such indemnified parties). The indemnifying person shall not be liable for any settlement of any such action or proceeding effected without its written consent, which consent shall not be unreasonably be withheld, delayed, or conditioned, but if settled with its written consent, or if there by a final judgment for the plaintiff in any such action or proceeding, the indemnifying person agrees to indemnify and hold harmless such indemnified person or persons from and against any loss or liability by reason of such settlement or judgment.

	(f)	In order to provide for just and equitable
contribution, if a claim for indemnification pursuant to this
Section 2.15 is made but it is found in a final judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Purchaser, on the one hand, and the Sellers, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the indemnified persons may be subject in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, liabilities, or costs, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined with reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities, or costs referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

	2.16	Information Available.  So long as the
Registration Statement is effective covering the resale of Registerable Shares owned by each Seller, Purchaser will furnish to each Seller:

		(a)	as soon as practicable after available
(but in the case of Purchaser's annual report to shareholders, within 120 days after the end of each fiscal year of the Company), one copy of (i) its annual report to shareholders (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles), (ii) its annual report on Form 10-K, (iii) its quarterly reports on Form 10-Q, (iv) a full copy of the particular Registration Statement covering the Registerable Shares, (v) proxy statements, (vi) press releases, and
(vii) any other reports sent to stockholders of the Company or filed with the Commission; and

		(b)	upon the reasonable request of the
Sellers, an adequate number of copies of the prospectuses to supply to NASDAQ or any other party requiring such prospectuses.

ARTICLE III
CLOSING

	3.1	Closing Time and Place.  The closing of the
transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Martin, Ade, Birchfield & Mickler, P.A., Suite 3000, One Independent Square, Jacksonville, Florida 32202, at 10:00 a.m. (local time) on September 9, 1998 (which date may be extended pursuant to the Letter Agreement), or such earlier date upon which Purchaser and Sellers may mutually agree (the "Closing Date"). The Closing shall be effective as of the opening of business on August 20, 1998 (the "Effective Date"), regardless of the actual date on which the Closing occurs. Subject to the provisions of Article VII hereof, the failure to consummate the transactions contemplated by this Agreement on the date and time determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

	3.2	Closing Deliveries by Seller.  At the Closing,
Sellers shall deliver to Purchaser the following:

		(a)	Stock certificates representing the
Shares, accompanied by duly executed stock powers endorsed to Purchaser.

		(b)	A closing certificate in the form
attached hereto as Exhibit 3.2(b).

		(c)	The Noncompetition Agreement, duly
executed by the Sellers.

		(d)	The Lease Agreements, duly executed by
MVM.

		(e)	The Roosevelt Acquisition Agreement, duly
executed by W. Mills and Y. Mills.

		(f)	The Stock Pledge Agreement, duly executed
by the Sellers.

		(g)	The Consulting Agreements, duly executed
by W. Mills, and Y. Mills.

		(h)	The written resignations of all officers
and directors of the Acquired Companies.

		(i)	An opinion of counsel to the Sellers and
the Company in the form attached hereto as Exhibit 3.2(i).

	3.3	Closing Deliveries by Purchaser.  At Closing,
Purchaser shall deliver to the Sellers the following:

		(a)	The Cash Portion of the Purchase Price.

		(b)	The Convertible Promissory Notes, duly
executed by Purchaser.

		(c)	A closing certificate in the form
attached hereto as Exhibit 3.3(c).

		(d)	The Warrants, duly executed by the
Purchaser.

		(e)	The Stock Pledge Agreement, duly executed
by Purchaser.

		(f)	The Consulting Agreements, duly executed
by Purchaser.
		(g)	The Employment Agreements, duly executed
by Purchaser.

		(h)	The Lease Agreements, duly executed by
Purchaser.

		(i)	The Roosevelt Acquisition Agreement, duly
executed by Purchaser.

		(j)	An opinion of counsel to Purchaser in the
form attached hereto as Exhibit 3.3(j).

	3.4	Conditions Precedent to Purchaser's Obligations.
Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

		(a)	Accuracy of Representations.  Subject to
Section 7.3 hereof, all of Sellers' representations and warranties in this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date. All representations and warrants made by the Seller will survive the Closing for the period specified in this Agreement and will not merge with the Closing Documents.

		(b)	Seller's Performance.  Subject to Section
7.3 hereof, all of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (including the deliveries described in Section 3.2 hereof) must have been duly performed and complied with in all material respects. All representations and warranties made by the Sellers will survive the Closing for the period specified in this Agreement and will not merge with the Closing Documents.

		(c)	Consents.  Each of the Consents
identified in Part 5.2 of the Disclosure Schedule, if any, must have been obtained and must be in full force and effect, except where the failure to obtain such consent would not have a material adverse effect on the Company.

		(d)	No Proceedings.  Since the date of this
Agreement, nor in the twelve (12) months prior to the date of this Agreement, there must not have been commenced or overtly threatened against Purchaser any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

		(e)	No Prohibition.  Neither the consummation
nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, any applicable Legal Requirement or Order.

	3.5	Conditions Precedent to Sellers' Obligations.
Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Requisite Sellers, in whole or in part):

		(a)	Accuracy of Representations.  All of
Purchaser's representations and warranties in this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date. All representations and warranties made by the Purchaser will survive the Closing for the period specified in this Agreement and will not merge with the Closing Documents.

		(b)	Purchaser's Performance.  All of the
covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

		(c)	Consents.  Each of the Consents
identified in Part 6.2 of the Disclosure Schedule, if any, must have been obtained and must be in full force and effect, except where the failure to obtain such consent would not have a material adverse effect on the Company.

		(d)	No Proceedings.  Since the date of this
Agreement, nor in the twelve (12) months prior to the date of this Agreement, there must not have been commenced or overtly threatened against Sellers any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
		(e)	No Prohibition.  Neither the consummation
nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, any applicable Legal Requirement or Order.


ARTICLE IV
COVENANTS PENDING CLOSING

	4.1	Covenants of Sellers and Acquired Companies Prior
to Closing. Between the date hereof and until the Closing Date, the Acquired Companies and Sellers will take the actions described in this Section 4.1.

		(a)	Access and Investigation.  Between the
date of this Agreement and the Closing Date, Sellers and the Acquired Companies will (a) afford Purchaser reasonable access to the Acquired Companies' properties, contracts, books and records, and other documents and data (subject to the confidentiality provisions contained herein), (b) furnish Purchaser with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser with such additional financial, operating, and other data and information regarding the Acquired Companies as Purchaser may reasonably request.

		(b)	Operation of the Business. Between the
date of this Agreement and the Closing Date, Sellers and the Acquired Companies will (a) conduct the Business only in the Ordinary Course of Business, and (b) use their best efforts
(consistent with prudent business practices) to preserve intact the current business organization of the Acquired Companies.

		(c)	Negative Covenant.  Except as otherwise
expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers and the Acquired Companies will not, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 5.7 is likely to occur.

		(d)	Required Covenants.  Between the date of
this Agreement and the Closing Date, Sellers and the Acquired
Companies will cooperate with Purchaser in obtaining all Consents identified in Part 5.2 of the Disclosure Schedule

		(e)	No Negotiation.  Until such time, if any,
as this Agreement is terminated pursuant to Article VII, Sellers and the Acquired Companies will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from or negotiate with any Person (except as contemplated by this Agreement) relating to any transaction involving the sale of the business or assets of the Acquired Companies, or any merger, consolidation, business combination, or similar transaction involving the Company.

		(f)	Best Efforts.  Between the date of this
Agreement and the Closing Date, Sellers and the Acquired Companies will use their Best Efforts to cause the conditions in Article III hereof to occur, to the extent the same are within their control.

	4.2	Covenants of Purchaser Prior to Closing.  Between
the date hereof and until the Closing Date, Purchaser will take the actions described in this Section 4.2.

		(a)	Required Consents.  Between the date of
this Agreement and the Closing Date, Purchaser will cooperate with Sellers in obtaining all Consents identified in Part 5.2 of the Disclosure Schedule.

		(b)	Best Efforts.   Between the date of this
Agreement and the Closing Date, Purchaser will use its Best Efforts to cause the conditions in Article III hereof to be satisfied, to the extent the same are within Purchaser's control.

ARTICLE V
REPRESENTATIONS AND
WARRANTIES OF SELLERS

	Each of the Sellers represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule attached hereto, all of the representations and warranties contained in this
Article V are true and correct:

	5.1	Organization and Good Standing.  Part 5.1 of the
Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired
Company is a corporation duly organized, validly existing, and in good standing under the laws of Florida, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a material adverse effect on such Acquired Company.

	5.2	Authority; No Conflict.

		(a)	This Agreement constitutes the legal,
valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver and to perform their obligations under this Agreement.

		(b)	Except as set forth in Part 5.2 of the
Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

			(i)	contravene, conflict with, or
result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the Board of Directors or the stockholders of any Acquired Company;

			(ii)	contravene, conflict with, or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company, may be subject;

			(iii)	contravene, conflict with, or
result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

			(iv)	result in the imposition or
creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 5.2 of the Disclosure Schedule, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

	5.3	Capitalization.  The authorized equity securities
of the Company consist of 50,000 shares of Class A voting common stock, par value $.01 per share, of which 10,638 shares are issued and outstanding and constitute the Shares, and 50,000 shares of Class B non-voting common stock, par value $.01 per share, of which no shares are issued and outstanding. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The Shares are owned by Sellers in the proportions set forth in Part 5.1 of the Disclosure Schedule. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company.

	5.4	Financial Statements.  Sellers have delivered to
Purchaser unaudited consolidated balance sheets of the Acquired Companies as at December 31, 1995, 1996, and 1997, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and the unaudited consolidated balance sheet of the Acquired Companies as at June 30, 1998 (the "Interim Balance Sheet"), and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the six
(6) months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject to the absence of notes (and in the case of the Interim Balance Sheet, subject to normal year end adjustments, the effect of which will not be material). The financial statements referred to in this Section 5.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

	5.5	Title to Properties; Encumbrances.  The Acquired
Companies own (and at Closing will own) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business). All material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets,
(a) mortgages or security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, each of which is identified in Part 5.5 of the Disclosure Schedule,
(b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), and (c) liens for current taxes not yet due. A prorated amount of any real and personal property taxes will be reflected as a liability on the Closing Date Balance Sheet.

	5.6	No Undisclosed Liabilities.  Except as set forth
in Part 5.6 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet (and disclosed in Part 5.6 of the Disclosure Schedule) and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. As of the Closing Date, the total liabilities of the Acquired Companies, computed in accordance with GAAP, shall not exceed $1,650,000.

	5.7	Events Subsequent to Interim Balance Sheet. Since
the date of the Interim Balance Sheet:

		(a)	none of the Acquired Companies has sold,
leased, transferred, conveyed or otherwise assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business (and in any event has not disposed of or conveyed any asset with a fair market value of greater than $5,000, except as noted in
Part 5.7 of the Disclosure Schedule);

		(b)	none of the Acquired Companies has
entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

		(c)	no party (including any of the Acquired
Companies) has accelerated, terminated, modified, or canceled any Applicable Contract involving more than $10,000 to which any of the Acquired Companies is a party or by which any of them is bound;

		(d)	none of the Acquired Companies has
imposed any Encumbrance upon any of its assets, tangible or intangible;

		(e)	none of the Acquired Companies has made
any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

		(f)	none of the Acquired Companies has
granted any license or sublicense of any rights under or with respect to the Marks;

		(g)	there has been no change made or
authorized in the charter or bylaws of any of the Acquired
Companies;

		(h)	none of the Acquired Companies has
issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

		(i)	none of the Acquired Companies has
declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

		(j)	none of the Acquired Companies has
experienced any material damage, destruction, or loss not covered by insurance to its property;

		(k)	none of the Acquired Companies has
entered into any employment contract or collective bargaining agreement, written or oral (other than contracts for employment at will); and
		(l)	none of the Acquired Companies has
granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business. Since the date of the Interim Balance Sheet, none of the Acquired Companies has granted any bonus to any officer or director or employee in an aggregate amount greater than $5,000.
	5.8	Legal Compliance. Each of the Acquired Companies
is, and has for the past 24 months been, in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to so comply would not have a material adverse effect on the Acquired Companies.

	5.9	Tax Matters.

		(a)	Each of the Acquired Companies has filed
all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

		(b)	Each of the Acquired Companies has
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

		(c)	No Seller or director or officer (or
employee responsible for Tax matters) of any of the Acquired Companies expects any taxing or revenue authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Acquired Companies either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has Knowledge based upon any contact with any agent of such authority.

		(d)	None of the Acquired Companies has waived
any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

	5.10	Contracts.

		(a)	Part 5.10 of the Disclosure Schedule
contains a complete and accurate list of:
			(i)	each Applicable Contract that
involves performance of services or delivery of goods or materials by or to one or more Acquired Companies of an amount or value in excess of $10,000;

			(ii)	each Applicable Contract that
was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

			(iii)	each lease, rental or occupancy
agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

			(iv)	each franchise agreement or
licensing agreement or other Applicable Contract with respect to trademarks, copyrights, or other intellectual property (including a summary of the material terms and commencement and termination dates of each such agreement, copies of which have been provided to Purchaser);

			(v)	each collective bargaining
agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

			(vi)	each joint venture, partnership,
and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person; and

			(vii)	each Applicable Contract
containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person.

			(viii)	a description of each warranty
in Purchaser's possession issued by any manufacturer or supplier with respect to each mechanical system, appliance, physical improvement or any other item owned by any of the Acquired Companies.

		(b)	Except as set forth in Part 5.10 of the
Disclosure Schedule, each Contract identified in 5.10 of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

		(c)	Except as set forth in Part 5.10 of the
Disclosure Schedule:
			(i)	each Acquired Company is in
substantial compliance with all applicable terms and requirements of each Contract identified in Part 5.10 of the Disclosure Schedule;
and

			(ii)	to the Knowledge of the Sellers,
each other Person that has or had any obligation or liability under any Contract identified in Part 5.10 of the Disclosure Schedule is in substantial compliance with all applicable terms and requirements of such Contract.

	5.11	Litigation.  Section 5.11 of the Disclosure
Schedule sets forth each instance in which any of the Acquired Companies (i) is subject to any outstanding Order, or (ii) is a party or to the Knowledge of any of the Sellers is Threatened to be made a party to any Proceeding. None of the Proceedings set forth in
Section 5.11 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Acquired Companies. None of the Sellers has any reason to believe that any such Proceeding may be brought or Threatened against any of the Acquired Companies.

	5.12	Employees. None of the Acquired Companies is a
party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Acquired Companies has committed any unfair labor practice. None of the Sellers has any Knowledge of any organizational effort presently being made or Threatened by or on behalf of any labor union with respect to employees of any of the Acquired Companies.

	5.13	Employee Benefits.

		(a)	Part 5.13 of the Disclosure Schedule
lists each Employee Benefit Plan that any of the Acquired Companies maintains or to which any of the Acquired Companies contributes.

			(i)	Each such Employee Benefit Plan
complies in form and in operation in all respects with the applicable requirements of ERISA, the IRC, and other applicable laws.

			(ii)	All required reports and
descriptions have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part

6 of Subtitle B of Title I of ERISA and of IRC Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

			(iii)	All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.
			(iv)	Each such Employee Benefit Plan
which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under IRC Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service.

		(b)	with respect to each Employee Benefit
Plan that any of the Acquired Companies maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

			(i)	No such Employee Benefit Plan
which is an Employee Pension Benefit Plan (other than any Multi-employer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted.

			(ii)	There have been no Prohibited
Transactions with respect to any such Employee Benefit Plan.

			(iii)	None of the Acquired Companies
has incurred, and none of the Sellers has any reason to expect that any of the Acquired Companies will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the IRC with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

		(c)	None of the Acquired Companies
contributes to, ever has contributed to, or ever has been required to contribute to any Multi-employer Plan or has any liability
(including withdrawal liability) under any Multi-employer Plan.

		(d)	None of the Acquired Companies maintains
or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated employees, their spouses, or their dependents (other than in accordance with IRC Sec. 4980B).

	5.14	Environmental Matters.

		(a)	Each of the Acquired Companies has
complied with all Environmental Laws, and no Proceeding has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Acquired Companies has obtained and is in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws, except where the failure to so comply would not have a material adverse effect on the Acquired Companies.

		(b)	None of the Acquired Companies has any
liability (and none of the Acquired Companies has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future Proceeding against any of the Acquired Companies giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.

		(c)	Purchaser shall be entitled to order, not
later than March 15, 1998 and at Purchaser's expense, a Phase I Environmental Report on all parcels of real property owned by any of the Acquired Companies, issued by a regionally recognized environmental firm (the "Environmental Reports"). If the Environmental Reports reveal environmental contamination on such properties that would impair the operation of such properties as currently operated and that Sellers decline to remediate within sixty (60) days thereafter, Purchaser shall be entitled to terminate this Agreement and receive a refund of the Additional Deposit.

	5.15	Intellectual Property.

		(a)	Part 5.15 of Disclosure Schedule contains
a complete and accurate list of all fictional business names, trade names, registered and unregistered trademarks, service marks and applications for trademarks or service marks (collectively the "Marks"). One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.
		(b)	Part 5.15 of the Disclosure Schedule
contains a complete and accurate list of all Contracts relating to the Marks.

		(c)	All Marks that have been registered with
the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

		(d)	No Mark is involved in any opposition,
invalidation, or cancellation Proceeding and, to Sellers' Knowledge, no such Proceeding is Threatened.

		(e)	To Sellers' Knowledge, there is no
potentially interfering trademark or trademark application of any third party.

		(f)	No Mark is infringed or, to Sellers'
Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

	5.16	Brokers or Finders.  Sellers and their agents have
incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

	5.17	Franchise Agreements.   Attached hereto as Part
5.17 of the Disclosure Schedule are copies of all franchise agreements to which any of the Acquired Companies is a party (the "Franchise Agreements"). Except with respect to the Franchise Agreement with Richard Marso and Derwin Kilpatrick and except as set forth in the Disclosure Schedule, (i) each Franchise Agreement is in full force and effect and is valid and enforceable in accordance with its terms, (ii) each Acquired Company is in substantial compliance with all applicable terms and requirements of the Franchise Agreements, (ii) to the Knowledge of the Sellers, each franchisee under the Franchise Agreements is in substantial compliance with all applicable terms and requirements of the Franchise Agreements (other than royalty payments that are not more than thirty (30) days delinquent), (iii) other than with respect to the performance of obligations under the Franchise Agreements during the period from and after the Effective Date or the payment of royalties that are not more than thirty (30) days delinquent, there are no unresolved claims by any franchisee against the Acquired Companies or any unresolved claims by the Acquired Companies against any franchisee, and (iv) the Company has complied with all applicable franchise laws.

ARTICLE VI
REPRESENTATIONS AND
WARRANTIES OF PURCHASER

	Purchaser represents and warrants to Sellers as follows:

	6.1	Organization and Good Standing.  Purchaser is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

	6.2	Authority; No Conflict.

		(a)	This Agreement constitutes the legal,
valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver and to perform its obligations under this Agreement.

		(b)	Except as set forth in Schedule 6.2,
neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Purchaser's Organizational Documents, (ii) any resolution adopted by the Board of Directors or the stockholders of Purchaser, (iii) any Legal Requirement or Order to which Purchaser may be subject, or (iv) any Contract to which Purchaser is a party or by which Purchaser may be bound.

	6.3	Investment Intent.  Purchaser is acquiring the
Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

	6.4	Certain Proceedings.  There is no pending
Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Purchaser's Knowledge, no such Proceeding has been Threatened.
	6.5	Brokers or Finders. Except as set forth in
Schedule 6.5, Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.

	6.6	Public Filings.   Purchaser has made all filings
with the Commission that it has been required to make since the inception of Purchaser. Purchaser has delivered to Sellers complete copies of all of the filings that it has made with the Commission since inception of Purchaser (the "Public Reports"). Each of the Public Reports has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act. None of the Public Reports, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
TERMINATION

	7.1	Termination Events.  This Agreement may, by notice
given prior to or at the Closing, be terminated:

		(a)	by mutual written consent of Purchaser
and the Requisite Sellers;

		(b)	by the Requisite Sellers if a material
Breach of any representation, warranty, covenant or agreement has been committed by Purchaser and has not been waived;

		(c)	by Purchaser if the Requisite Sellers
elect not to cure (or fail to cure within the applicable cure period) the Objections (as defined in Section 7.3 below) and the cost of curing such Objections exceeds $25,000 in the aggregate;

		(d)	by Purchaser if any of the conditions in
Sections 3.4(d) or 3.4(e) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by the Requisite Sellers, if any of the conditions in Sections 3.5(d) or 3.5(e) has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and the Requisite Sellers have not waived such condition on or before the Closing Date; or

		(e)	by either Purchaser or the Requisite
Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 9, 1998 (the "Closing Deadline"). The Closing Deadline shall be extended to September 23, 1998 if Purchaser increases the amount of the Additional Deposit by $400,000.00 on or before September 9, 1998.

	7.2	Effect of Termination.  Each party's right of
termination under Section 7.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.1 and 9.3 hereof and the obligations under the Letter Agreement will survive; provided, however, that (i) if the Sellers wrongfully refuse to close after the conditions precedent to their obligation to close have been satisfied, then Purchaser shall be entitled to pursue all legal remedies against the Sellers (including specific performance), and (ii) if the Closing does not occur on or before the Closing Deadline (other than due to wrongful refusal of the Sellers to close), the $100,000.00 Deposit shall be retained by the Sellers, and the Additional Deposit shall be paid by Escrow Agent to Sellers and retained by Sellers all as liquidated damages and not as a penalty or forfeiture. Purchaser and Sellers agree that it would be difficult to determine the damages actually suffered by the Sellers and the Company, and this provision for liquidated damages represents the best efforts of the Parties to determine the actual damages which would be suffered by Sellers. In any event, the provision for payment of liquidated damages hereunder shall not constitute (or be deemed to constitute) a penalty or forfeiture, and Purchaser expressly waives any defense to, or right to otherwise contest, the payment of the liquidated damages provided hereunder.

	7.3	Objections by Purchaser.  Purchaser shall, within
five (5) days of discovery, notify the Sellers of any alleged breach of representation, warranty, covenant or agreement by the Company or Sellers arising prior to Closing (an "Objection"). Sellers, upon receipt of such notice, may elect to cure such Objections by written notice to Purchaser within five (5) days of receipt of the Objections. If Sellers so elect, Sellers shall cure the Objections within thirty (30) days thereafter (or as soon thereafter as may be practicable but in no event later than sixty (60) days thereafter) and the Closing Date and the date set forth in Section 7.1(e) shall be automatically extended by such cure period. If Sellers elect not to cure the Objections or fail to cure the Objections within such cure period, the Objections are valid, and the cost of cure exceeds $25,000 in the aggregate, Purchaser's only remedy shall be to terminate this Agreement pursuant to Section 7.1(c) above. Notwithstanding anything contained herein to the contrary, Purchaser shall not be entitled to terminate this Agreement if the cost to cure all Objections does not exceed $25,000 in the aggregate.

	7.4	Asheville Restaurant.   The Parties acknowledge
that a dispute has arisen between the Purchaser and the Company regarding the Woody's franchised restaurant located in Asheville, North Carolina (the "Asheville Restaurant") that has been purchased by Purchaser and is being converted by Purchaser into a "Foxworthy's Backyard Bar-B-Q Restaurant." The Parties agree that if the Closing does not occur for any reason on or before the Closing Date, Purchaser shall (i) pay to the Company the sum of $25,000.00 in immediately available funds, and (ii) for a period of ten (10) years after the Closing Date, pay to the Company on a monthly basis an amount equal to 4% of the gross revenues of any restaurant operated by Purchaser or any of its affiliates, successors or assigns at the location of the Asheville Restaurant. All such monthly payments shall be accompanied by a report on the sales of such restaurant for the immediately preceding calendar month. The Parties acknowledge that the payments to be made by Seller hereby represent an agreed-upon settlement of the Company's damages for the loss of its Asheville franchise. Such payments shall be in addition to, and not exclusive of, any other payments to which the Company or Sellers may be entitled under this Agreement.

ARTICLE VIII
INDEMNIFICATION AND REMEDIES

	8.1	Survival.  All representations, warranties,
covenants, and obligations in this Agreement shall survive the Closing for a period of one (1) year.

	8.2	Indemnification and Payment of Damages by Sellers.
Sellers, jointly and severally, and each individually, will indemnify and hold harmless Purchaser, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

		(a)	any Breach of any representation or
warranty made by Sellers in this Agreement (other than any Breach of which Purchaser has knowledge prior to Closing);

		(b)	any Breach by Sellers of any covenant or
obligation of Sellers in this Agreement (other than any Breach of which Purchaser has knowledge prior to Closing); or

		(c)	any claim by any Person for brokerage or
finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company in connection with any of the Contemplated Transactions.

		(d)	any and all undisclosed liabilities of
either the Sellers or the Acquired Companies which are asserted by any person or entity (including Federal, State or Local tax deficiencies following any audits) subsequent to the Closing Date and which arose during the period of time preceding the Closing Date, except to the extent reflected in the Closing Date Balance Sheet.

	8.3	Indemnification and Payment of Damages by
Purchaser. Purchaser will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Purchaser in this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser in connection with any of the Contemplated Transactions.

	8.4	Time Limitations.  If the Closing occurs, Sellers
will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one (1) year from the Closing Date, Purchaser notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. If the Closing occurs, Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one (1) year from the Closing Date Sellers notify Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. Notwithstanding the foregoing, the applicable statute of limitations shall be applicable to any claim by Purchaser based on fraud or based on the Sellers' intentional misstatement of a material fact contained in this Agreement or Sellers' intentional omission to state a material fact necessary to make the statements made in this Agreement not misleading ("Fraud Claims").

	8.5	Limitations on Amount of Indemnity by Sellers.
Sellers will have no liability (for indemnification or otherwise) until the total of all Damages with respect to such matters exceeds, Ten Thousand Dollars ($10,000.00). Notwithstanding the foregoing,
(i) each Seller's total liability for Damages under this Agreement will not exceed one-third of that Seller's proportionate share of the Cash Portion of the Purchase Price, except in the case of Damages resulting from Fraud Claims, and (ii) in the case of Damages resulting from Fraud Claims, each Sellers' total liability for Damages under this Agreement will not exceed that Sellers' proportionate share of the Purchase Price.

	8.6	Procedure for Indemnification for Third Party
Claims.

		(a)	Promptly after receipt by an indemnified
party under Section 8.2 or 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

		(b)	If any Proceeding referred to in Section
8.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding (at its own and sole expense) with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within fifteen (15) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

	8.7	Procedure for Indemnification for other Claims.  A
claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE IX
GENERAL PROVISIONS

	9.1	Expenses.  Except as otherwise expressly provided
in this Agreement (including Section 2.12 hereof), each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Purchaser will pay all amounts payable to Business Intermediary Services, Ltd., in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

	9.2	Public Announcements.  Any public announcement or
similar publicity with respect to this Agreement or the Contemplated Transactions shall be subject to the prior approval of the Requisite Sellers. Unless consented to by the other party in advance or required by Legal Requirements (and except as provided in the Letter Agreement), prior to the Closing each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Purchaser will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions.

	9.3	Confidentiality.  Subject to the provisions of
Section 9.2, immediately above, between the date of this Agreement and the Closing Date, if the Closing occurs, or between the date of this Agreement and the date which is five (5) years after the date of termination of this Agreement for any reason, if the Closing does not occur, Purchaser and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

	9.4	Notices.  All notices, consents, waivers, and
other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

SELLERS:

James W. Mills, Jr.                 Yolanda H. Mills
203 N. Roscoe Blvd.                 100 Kingfisher Drive
Ponte Vedra Beach, Florida 32082    Ponte Vedra Beach, Florida 32082

Scott C. Miller                     William H. Moon
3333 Atlantic Boulevard             Vedra Landing Ct.
Jacksonville, Florida               Ponte Vedra Beach, Florida 32082

with a copy to:                     Daniel B. Nunn, Jr.
                                    Martin, Ade, Birchfield &
                                     Mickler, P.A.
				One Independent Square,
                                     Suite 3000
				Jacksonville, Florida 32202
                                    Facsimile No. (904) 354-5842

PURCHASER:

                                    REDNECK FOODS, INC.
	                           71 Turtle Creek Drive
                                    Asheville, North Carolina 28803
                                    Attention: David Womick
                                    Facsimile No. (704) 277-0504


with a copy to:                     Gary A. David
                                    Blanc Williams Johnston & Kronstadt, LLP
                                    1900 Avenue of the Stars
                                    Los Angeles, CA 90067-4403
                                    Facsimile No. (310) 552-1191

	9.5	Dispute Resolution. Any dispute arising between
the Parties relating to this Agreement shall be resolved in accordance with the following procedures:

		(a)	Negotiation.  A meeting shall be held
between the Parties within fifteen (15) days following written notice by one Party to the other of a dispute, setting forth in reasonable detail the disputed issue(s). The meeting shall be attended by individuals with decision making authority, and such individuals shall attempt in good faith to negotiate the resolution of the dispute. If the Parties do not succeed in negotiating a resolution of the dispute at the meeting, either Party may submit the dispute to binding arbitration in accordance with the procedures set forth in this Section 9.5.

		(b)	Claims Subject to Arbitration. The
disputes and controversies subject to arbitration under this Section
9.5 include all disputes and controversies which may arise between the Parties (i) with respect to any or all of the terms and conditions set out in this Agreement or which are related to or arise out of this Agreement or (ii) the interpretation, construction or application of this Agreement or any or all of the agreements identified herein (collectively, the "Arbitrable Claims"). Arbitrable Claims include, but shall not limited to, all contract and tort claims of any nature, as well as all claims based upon the application or enforcement of any federal, state, or local law, statute, regulation or ordinance; however, only claims under applicable workers' compensation law and unemployment insurance claims shall not be subject to this Section 9.5. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.

		(c)	Waiver of Jury Trial.  Each of the
Parties hereby understands and acknowledges that by executing this agreement they will be waiving any constitutional rights that they may have to a trial by jury in regard to all Arbitrable Claims.

		(d)	Arbitration Procedure.  All arbitrations
of Arbitrable Claims shall be conducted in accordance with the Commercial Rules adopted by the American Arbitration Association ("AAA Rules"). All Arbitrable Claims must be initiated within the time period specified in this Agreement, or they shall be deemed to be time barred. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based and the remedy sought. In any arbitration, the burden of proof shall be allocated as provided by applicable law. All arbitration hearings under this Agreement shall be conducted in Jacksonville, Florida or as otherwise agreed by the parties.

		(e)	Arbitrator Selection and Authority.  All
disputes involving Arbitrable Claims shall be decided by three (3) arbitrators selected by the American Arbitration Association ("AAA"). The arbitrators shall have the authority to award all equitable relief, damages, costs, and fees provided by law for the particular claim(s) asserted. The fees of the arbitrators as well as reasonable counsel fees and affiliated costs (such as depositions, expert witnesses, etc.) of the substantially prevailing party shall be paid by the substantially nonprevailing party, as determined by the arbitrators. The arbitrators shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable. Any finding or award of the arbitrators may be enforced through the courts.

		(f)	Arbitration Confidentiality.  All
proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person. All documents filed with the arbitrators or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this Section concerning confidentiality.

		(g)	Limitations on Bringing Claims.  All
Arbitrable Claims must be initiated within the time periods set out in the Agreement. Each of the Parties hereby understands and acknowledges that by executing this Agreement they will be waiving all rights under statutes of limitations which provide different limitation provisions for the commencement of actions.

	9.6	Further Assurances.  The parties agree (a) to
furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

	9.7	Waiver.  The rights and remedies of the parties to
this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

	9.8	Entire Agreement and Modification.  Except with
respect to the Letter Agreement, this Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Purchaser and Sellers dated August 1, 1997 and the Original Stock Purchase Agreement) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

	9.9	Assignments, Successors, and No Third-Party
Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

	9.10	Severability.  If any provision of this Agreement
is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

	9.11	Schedules.  Each schedule to this Agreement shall
be considered a part hereof as if set forth herein in full. Each schedule hereto shall be updated by Sellers within a reasonable period of time after acquiring information the disclosure of which is required to make the schedules accurate and complete. Purchaser shall have the right within five (5) days after receipt of any such update to object to any such amendment if, but for approval of the amendment by Purchaser, the information contained in such amendment would result in a breach of a representation or warranty contained herein, and such objection shall be treated as an Objection as described in Section 7.3 hereof.

	9.12	Section Headings, Construction.  The headings of
Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

	9.13	Time of Essence.  With regard to all dates and
time periods set forth or referred to in this Agreement, time is of the essence.

	9.14	Governing Law.  This Agreement will be governed by
the laws of the State of Florida without regard to conflicts of laws principles.

	9.15	Counterparts.  This Agreement may be executed in
one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

ARTICLE X
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article X:

	10.1	[Intentionally Omitted]

	10.2	"Acquired Companies"--the Company and its
Subsidiaries, collectively.

	10.3	"Actual Value"--as defined in Section 2.3.
	10.4	"Applicable Contract"--any Contract (a) under
which any Acquired Company has any rights, (b) under which any Acquired Company has any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

	10.5	"Best Efforts"--the efforts that a prudent Person
desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

	10.6	"Breach"--a "Breach" of a representation,
warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

	10.7	"Closing"--as defined in Section 3.1.

	10.8	"Closing Date"--the date and time as of which the
Closing actually takes place.

	10.9	"Closing Date Balance Sheet"--as defined in
Section 2.3.

	10.10	"Closing Date Stockholder's Equity"--as defined in
Section 2.3.

	10.11	"Closing Date Total Liabilities"--as defined in
Section 2.3.

	10.12	"Company"--as defined in page 1 of this Agreement.

	10.13	"Company Restaurants"--as defined in the
Background to this Agreement.

	10.14	"Consent"--any approval, consent, ratification,
waiver, or other authorization (including any Governmental
Authorization).

	10.15	"Contemplated Transactions"--all of the
transactions contemplated by this Agreement, including:

		(a)	the sale of the Shares by Sellers to
Purchaser;

		(b)	the execution, delivery, and performance
of the Noncompetition Agreements, the Leases, and the Roosevelt
Acquisition Agreement; and

		(c)	the performance by Purchaser and Sellers
of their respective covenants and obligations under this Agreement.

	10.16	"Contract"--any agreement, contract, obligation,
promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

	10.17	"Damages"--as defined in Section 7.1.

	10.18	"Deposit"--as defined in Section 2.4.

	10.19	"Disclosure Schedule"--the disclosure schedule
delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

	10.20	"Draft Closing Date Balance Sheet"--as defined in
Section 2.3.

	10.21	"Employee Benefit Plan"--means any (i)
nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified deferred contribution retirement plan or arrangement which is an Employee

Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan
(including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

	10.22	"Employee Pension Benefit Plan"--has the meaning
set forth in ERISA Section 3(2).

	10.23	"Employee Welfare Benefit Plan"--has the meaning
set forth in ERISA Section 3(1).

	10.24	"Encumbrance"--any charge, claim, community
property interest, equitable interest, lien, option, pledge, security interest, right of first refusal or similar restriction.

	10.25	"Environment"--soil, land surface or subsurface
strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), and plant and animal life.

	10.26	"Environmental Law"--any currently existing Legal
Requirement that requires or relates to:

		(a)	advising appropriate authorities,
employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

		(b)	preventing or reducing to acceptable
levels the release of pollutants or hazardous substances or materials into the Environment;

		(c)	reducing the quantities, preventing the
release, or minimizing the hazardous characteristics of wastes that are generated;

		(d)	protecting resources, species, or
ecological amenities;

		(e)	reducing to acceptable levels the risks
inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

		(f)	cleaning up pollutants that have been
released, preventing the threat of release, or paying the costs of such clean up or prevention; or

		(g)	making responsible parties pay private
parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

	10.27	"Environmental Reports"--as defined in Section
5.14.

	10.28	"ERISA"--the Employee Retirement Income Security
Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

	10.29	"Franchise Company"--as defined in the Background
to this Agreement.

	10.30	"Franchise Restaurants"--as defined in the
Background to this Agreement.

	10.31	"GAAP"--generally accepted United States
accounting principles, applied on a basis consistent with the basis on which the Interim Balance Sheet and the other financial statements referred to in Section 5.4 were prepared.

	10.32	"Governmental Authorization"--any approval,
consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

	10.33	"Governmental Body"--any:

		(a)	nation, state, county, city, town,
village, district, or other jurisdiction of any nature;

		(b)	federal, state, local, municipal,
foreign, or other government;

		(c)	governmental or quasi-governmental
authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

		(d)	multi-national organization or body; or

		(e)	body exercising, or entitled to exercise,
any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

	10.34	"High Value"--as defined in Section 2.3.

	10.35	"Initial Deposit"--as defined in Section 2.4(a).

	10.36	"Interim Balance Sheet"--as defined in Section
5.4.

	10.37	"IRC"--the Internal Revenue Code of 1986 or any
successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

	10.38	"Knowledge"--an individual will be deemed to have
"Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

	10.39	"Lease Agreements"--as defined in Section 2.7.

	10.40	"Licensed Restaurants"--as defined in the
Background to this Agreement.

	10.41	"Low Value"--as defined in Section 2.3.

	10.42	"Legal Requirement"--any federal, state, local,
municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

	10.43	"Marks"--as defined in Section 5.15.

	10.44	"Multiemployer Plan"--has the meaning set forth in
ERISA Section 3(37).

	10.45	"Noncompetition Agreements"--as defined in Section
2.5.
	10.46	"Order"--any award, decision, injunction,
judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other
Governmental Body or by any arbitrator.

	10.47	"Ordinary Course of Business"--an action taken by
a Person will be deemed to have been taken in the "Ordinary Course of Business" if:

		(a)	such action is consistent with the past
practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or

		(b)	such action is not required to be
authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

	10.48	"Organizational Documents"--(a) the articles or
certificate of incorporation and the bylaws of a corporation;
(b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

	10.49	"Parties"--as defined in page 1 of this Agreement.

	10.50	"PBGC"--the Pension Benefit Guaranty Corporation.

	10.51	"Person"--any individual, corporation (including
any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

	10.52	"Proceeding"--any action, arbitration, audit,
hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

	10.53	"Prohibited Transaction"--has the meaning set
forth in ERISA Section 406 and IRC Section 4975.

	10.54	"Purchase Price"--as defined in Section 2.2.

	10.55	"Purchaser"--as defined in Page 1 of this
Agreement.

	10.56	"Purchaser's Accountants"--as defined in Section
2.3.

	10.57	"Reportable Event"--has the meaning set forth in
ERISA Section 4043.

	10.58	"Representative"--with respect to a particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

	10.59	"Requisite Sellers"--as defined in Section 2.3.

	10.60	"Securities Act"--the Securities Act of 1933 or
any successor law, and regulations and rules issued pursuant to that Act or any successor law.

	10.61	"Sellers"--as defined in the first paragraph of
this Agreement.

	10.62	"Shares"--as defined in the Background of this
Agreement.

	10.63	"Subsidiaries"--as defined in the Background to
this Agreement.

	10.64	"Tax Return"--any return (including any
information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

	10.65	"Threatened"--a claim, Proceeding, dispute,
action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

	10.66	"Trademarks"--as defined in the Background to this
Agreement.

	10.67	"Woody's System"--as defined in the Background to
this Agreement.


[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


WOODY'S BAR-B-Q HOLDINGS, INC.,      REDNECK FOODS, INC.,
   a Florida corporation               a Delaware corporation


By:                                  By:____________________________
    James W. Mills, Jr., President      David Womick, President

    "COMPANY"                           "PURCHASER"



__________________________________
James W. Mills, Jr.

Yolanda H. Mills

Scott C. Miller

Deborah H. Miller

William H. Moon

 "SELLERS"